Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-287753

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 3, 2025)

1,393,355 Shares of Common Stock

Unitil Corporation is offering 1,393,355 shares of its common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL”. The last reported sale price of our common stock on August 14, 2025, was $49.12 per share.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page S-4 of this prospectus supplement and on page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$46.650	$65,000,010
Underwriting discounts and commissions (1)	$1.866	$2,600,000
Proceeds, before expenses, to Unitil Corporation	$44.784	$62,400,010

(1)	We refer you to the section entitled “Underwriting” beginning on page S-12 of this prospectus supplement for information regarding underwriting compensation.

We also have granted the underwriters an option to purchase up to an additional 209,003 shares of our common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock on or about August 18, 2025.

Wells Fargo Securities	Scotiabank	Janney Montgomery Scott

Prospectus supplement dated August 14, 2025

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of an automatically effective registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. However, if any statement in one of these documents is inconsistent with a statement in another document with a later date that is incorporated by reference herein, the statement in the document having the later date modifies and supersedes the earlier statement.

Before buying any of the shares of common stock that we are offering, we urge you to carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus and all of the information incorporated by reference herein and therein, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized any other person to provide you with any information that is different or inconsistent. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside the United States.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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Neither we nor the underwriters or any of our or their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common stock.

In this prospectus supplement, the terms “the Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

TRADEMARKS

The Unitil logo and other trademarks of Unitil are some of our trademarks and registered marks used in this prospectus supplement and the documents incorporated by reference herein. This prospectus supplement and the documents incorporated by reference herein also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

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CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our beliefs and current expectations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled Risk Factors and the following:

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•

fluctuations in the supply of, demand for, and the prices of, electric and gas energy commodities and transmission and transportation capacity and our ability to recover energy supply costs in our rates;

•	catastrophic events;

•

cyber-attacks, acts of terrorism, acts of war, severe weather, solar events, electromagnetic events, natural disasters, the age and condition of information technology assets, human error, or other factors could disrupt our operations and cause us to incur unanticipated losses and expense;

•

outsourcing of services to third parties could expose us to substandard quality of service delivery or substandard deliverables, which may result in missed deadlines or other timeliness issues, non-compliance (including with applicable legal requirements and industry standards) or reputational harm, which could negatively affect our results of operations;

•	unforeseen or changing circumstances, which could adversely affect the reduction of Company-wide direct greenhouse gas emissions;

•

our regulatory and legislative environment (including laws and regulations relating to climate change, greenhouse gas emissions and other environmental matters) could affect the rates we are able to charge, our authorized rate of return, our ability to recover costs in our rates, our financial condition, results of operations and cash flows, and the scope of our regulated activities;

•

general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources, and (iii) certain of our counterparty’s obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•

declines in capital markets valuations, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•

our ability to consummate acquisitions or other strategic transactions, to successfully integrate any acquired assets or business, or derive value from strategic transactions and investment, including but not limited to the completed acquisition of Bangor Natural Gas Company, the acquisition of Maine

S-iv

Natural Gas Company, and the acquisitions of Aquarion Water Company of Massachusetts, Inc., Aquarion Water Company of New Hampshire, Inc., and Abenaki Water Co., Inc.;

•	impairment of our assets (including long-lived assets and goodwill) could negatively impact our financial condition and results of operations;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	macroeconomic events, including the imposition of tariffs;

•	employee workforce factors, including the ability to attract and retain key personnel;

•	our ability to retain our existing customers and attract new customers;

•	increased competition; and

•	other presently known or unforeseen factors.

Many of these risks are beyond our control. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This prospectus supplement summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and any applicable prospectus supplement or amendment, including the factors described under the heading “Risk Factors,” beginning on page S-4 of this prospectus supplement, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We are a public utility holding company headquartered in Hampton, New Hampshire. The following companies are subsidiaries of Unitil Corporation:

•	Unitil Energy Systems, Inc. (“Unitil Energy”);

•	Fitchburg Gas and Electric Light Company (“Fitchburg”);

•	Northern Utilities, Inc. (“Northern Utilities”);

•	Bangor Natural Gas Company (“Bangor”);

•	Granite State Gas Transmission, Inc. (“Granite State”);

•	Unitil Power Corp. (“Unitil Power”);

•	Unitil Realty Corp. (“Unitil Realty”);

•	Unitil Service Corp. (“Unitil Service”); and

•	Unitil Resources, Inc. (“Unitil Resources”).

Unitil and its subsidiaries are subject to comprehensive regulation by federal and state utility regulatory authorities, including regulation as a holding company system by the Federal Energy Regulatory Commission under the Energy Policy Act of 2005.

Our principal business is the local distribution of electricity and natural gas throughout our service territories in the states of New Hampshire, Maine, and Massachusetts. Unitil Corporation is the parent company of four distribution utilities: (i) Unitil Energy, which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord; (ii) Northern Utilities, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England; (iii) Fitchburg, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and (iv) Bangor, which provides natural gas service in the Bangor area of central Maine. Unitil Energy, Fitchburg, Northern Utilities and Bangor are collectively referred to as our “retail distribution utilities.” On January 31, 2025, Unitil Corporation acquired Bangor.

In addition, Unitil is the parent company of Granite State, an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities in its New Hampshire and Maine service territory. Unitil’s operating revenue is substantially derived from regulated natural gas and electric distribution utility operations.

A sixth utility subsidiary, Unitil Power, formerly functioned as the full requirements wholesale power supply provider for Unitil Energy, but currently has limited business and operating activities. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier for Unitil Energy in 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil has three other wholly owned non-utility subsidiaries: (i) Unitil Service; (ii) Unitil Realty; and (iii) Unitil Resources. Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated Unitil companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire, leases this facility to Unitil Service under a long-term lease arrangement, and owns certain other property. Unitil Resources is our wholly owned non-regulated subsidiary.

Our retail distribution utilities serve approximately 109,400 electric customers and 97,600 natural gas customers in their service territories. Our retail distribution utilities are local “pipes and wires” utility distribution companies and, combined with Granite State, had a combined investment in Net Utility Plant of $1,644.4 million at June 30, 2025. We do not own or operate electric generating facilities or major transmission facilities and substantially all of our utility assets are dedicated to the retail delivery of electricity and natural gas to our customers. Our total operating revenues were approximately $494.8 million for the year ended December 31, 2024 and approximately $273.4 million for the six months ended June 30, 2025, which includes revenue to recover the cost of purchased electricity and natural gas in rates on a fully reconciling basis. As a result of this reconciling rate structure, our earnings are not affected by changes in the cost of purchased electricity and natural gas. Substantially all of our operating revenue is derived from regulated utility operations.

Corporate Information

We were incorporated in the State of New Hampshire in 1984.

Our principal executive offices are located at 6 Liberty Lane West, Hampton, New Hampshire, 03842-1720, and our telephone number is (603) 772-0775. Our website is located at https://unitil.com/. We do not incorporate by reference into this prospectus supplement the information on, or accessible through, our website. Our common stock is listed on the New York Stock Exchange under the symbol “UTL”.

THE OFFERING

Issuer	Unitil Corporation

Common stock offered by us	1,393,355 shares of Common Stock (or 1,602,358 shares of Common Stock if the underwriters exercise in full their option to purchase additional shares).

Common stock outstanding after this offering	17,685,564 shares (17,894,567 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their option to purchase additional shares) (i) to make equity capital contributions to our regulated utility subsidiaries, (ii) to repay indebtedness outstanding under our Second Amendment to Third Amended and Restated Credit Agreement dated January 29, 2025 among the Company, Bank of America, N.A. (as administrative agent), and the lenders named therein (the “Credit Facility”), and (iii) for general corporate purposes.

See the section entitled “Use of Proceeds” in this prospectus supplement.

Risk factors	An investment in our common stock involves risk. Please see the section entitled “Risk Factors” in this prospectus supplement, as well as the risk factors identified in our documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025.

Stock exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “UTL”.

The number of shares of our common stock shown above to be outstanding after this offering is based on 16,292,209 shares outstanding as of July 30, 2025, and excludes an aggregate of 592,567 shares reserved for issuance pursuant to the Unitil Corporation Tax Deferred Savings and Investment Plan, the Unitil Corporation Third Amended and Restated 2003 Stock Plan, the Unitil Dividend Reinvestment and the Stock Purchase Plan.

Unless we indicate otherwise, the share information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares. See the section entitled “Underwriting” in this prospectus supplement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, you should carefully consider the risks discussed below and in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 (together, the “Quarterly Reports”), and the section entitled “Cautionary Note About Forward-Looking Statements” in this prospectus supplement. The risks and uncertainties discussed in this prospectus supplement, our Annual Report, and Quarterly Reports, are not the only risks we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition, and operating results could be harmed, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to this Offering

The trading price of our common stock has been and may continue to be volatile.

The trading price of our common stock has been volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our common stock has experienced an intra-day trading high of $63.52 per share and a low of $48.72 per share over the last 52 weeks. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

Substantial sales of our common stock could cause our stock price to decline.

If we or our existing shareholders sell a large number of shares of our common stock or the public market perceives that we or our existing shareholders might sell shares of our common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an “affiliate,” as that term is defined in Rule 144 under the Securities Act. The outstanding shares subject to lock-up agreements between each of our directors and our executive officers and the underwriters may be sold 60 days after the date of this prospectus supplement, except as noted in the section entitled “Underwriting” in this prospectus supplement. Significant shareholders who are neither directors nor executive officers are not subject to lock-up agreements.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return, or any return at all. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. See the section entitled “Use of Proceeds” in this prospectus supplement for more information.

You will suffer immediate dilution in the net tangible book value per share of the common stock that you purchase in this offering.

The public offering price of our common stock is substantially higher than the as-adjusted net tangible book value per share of our common stock. Therefore, investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the as-adjusted net tangible book value per share after this offering.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We and our executive officers and directors have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our common stock for a period of 60 days following the date of this prospectus supplement. The representative of the underwriters, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in our common stock. See “Where You Can Find More Information.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $62.0 million, after deducting the underwriting discount and our estimated offering expenses. If the underwriters exercise their option to purchase additional shares in full, we will receive approximately $9.4 million of additional proceeds, based on the assumed public offering price.

We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their option to purchase additional shares) (i) to make equity capital contributions to our regulated utility subsidiaries, (ii) to repay the indebtedness outstanding under the Credit Facility, and (iii) for general corporate purposes.

The Credit Facility has a maturity date of September 29, 2028, subject to two one-year extensions under certain circumstances, and has a borrowing limit of $275.0 million, which includes a $25.0 million sublimit for the issuance of standby letters of credit. As of June 30, 2025, there were outstanding borrowings of approximately $171.4 million under the Credit Facility, and as of July 31, 2025, there were outstanding borrowings of approximately $145.7 million under the Credit Facility. The Credit Facility generally provides the Company with the ability to elect that borrowings under the Credit Facility bear interest under several options, including a daily fluctuating rate equal to (a) the forward-looking secured overnight financing rate (as administered by the Federal Reserve Bank of New York) term rate with a term equivalent to one month beginning on that date, plus (b) 0.1000%, plus (c) a margin of 1.125% to 1.375% (based on the Company’s credit rating). As of August 11, 2025, the applicable interest rate was 5.58%.

CAPITALIZATION

The table below shows our capitalization as of June 30, 2025:

•	on an actual consolidated basis; and

•

on an as adjusted basis after giving effect to the receipt of the estimated net proceeds of $62.0 million from the issuance of 1,393,355 shares of common stock in this offering at a public offering price of $46.65 per share, less estimated issuance costs of $3.0 million, and the application of the estimated net proceeds from this offering. See the section entitled “Use of Proceeds” in this prospectus supplement.

You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	(unaudited) As of June 30, 2025
	Actual	Pro Forma
($ in millions)
Long-Term Debt, Less Current Portion	$635.8	$635.8
Common Equity	344.6	406.6
Retained Earnings	188.0	188.0
Preferred Stock	0.2	0.2

Total Capitalization	$1,168.6	$1,230.6

Current Portion of Long-Term Debt	$4.9	$4.9
Short-Term Debt	$171.4	$109.4

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations relating to the acquisition, ownership, and disposition of our common stock applicable to non-U.S. holders that purchase our common stock in this offering and hold it as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or otherwise treated as a domestic corporation;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined under the Code (“U.S. persons”) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on current provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s particular circumstances nor does it address any aspects of U.S. state or local taxes, non-U.S. taxes, other U.S. federal tax, the alternative minimum tax, or the tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as those applicable to:

•	banks, insurance companies and other financial institutions;

•	brokers or dealers or traders in common stock;

•	tax-exempt organizations;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	retirement plans, particularly “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our stock at any time;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark the common stock to market;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	non-U.S. governments and governmental organizations and their controlled entities; and

•	former citizens or long-term residents of the United States.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Our Common Stock

Dividend payments are at the discretion of our Board of Directors and depend on various factors and restrictions. Dividend payments and any other distributions of cash or property on our common stock constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s adjusted tax basis in its shares of our common stock, but not below zero, and then will be treated as gain from the sale of the common stock as described below under “Gain on Disposition of Common Stock.”

Subject to the discussion in the next two paragraphs, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder) will generally be exempt from the U.S. federal withholding tax described above, if the non-U.S. holder complies with applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates as would apply if such holder were a U.S. person. Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

Gain on Disposition of Common Stock

Subject to the discussion below under the headings “FATCA” and “Backup Withholding, Information Reporting and Other Reporting Requirements,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and, provided that our common stock is regularly traded on an established securities market within the meaning of applicable Treasury Regulations, the non-U.S. holder has held, directly, indirectly, or constructively, at any time during said period, more than 5% of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates that apply to U.S. persons. If the non-U.S. holder is a non-U.S. corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from such sale or other disposition, which may be offset by certain U.S.-source capital losses, if any. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

FATCA

Withholding taxes may be imposed under the so-called Foreign Account Tax Compliance Act (“FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to the reporting rules of that intergovernmental agreement. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Although withholding under FATCA applies also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by timely filing a U.S. federal income tax return. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

Backup Withholding, Information Reporting and Other Reporting Requirements

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply regardless of whether such distributions constitute dividends and even if no withholding was required. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including the availability of and procedure for obtaining an exemption from backup withholding.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

U.S. Federal Estate Tax

Our shares of common stock that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Wells Fargo Securities, LLC and Scotia Capital (USA) Inc. are acting as active bookrunners for the offering and Wells Fargo Securities, LLC is acting as representative of the underwriters. Janney Montgomery Scott LLC is acting as bookrunner for the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Wells Fargo Securities, LLC	696,679
Scotia Capital (USA) Inc.	348,338
Janney Montgomery Scott LLC	348,338

Total	1,393,355

The underwriters are committed to purchase all the common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.1196 per share. After the initial offering of the shares to the public, if all of the share of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 209,003 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.866 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by the Company
	No Exercise	Full Exercise
Per share	$1.866	$1.866
Total	$2,600,000	$2,990,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.4 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, directly or indirectly, (i) issue, offer, pledge, assign, sell, contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock or (ii) enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any shares of our common stock or other capital stock, in each case without the prior written consent of Wells Fargo Securities, LLC for a period of 60 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares, and options to purchase shares, of common stock and restricted stock units pursuant to stock option plans, stock purchase or other equity incentive plans or any dividend reinvestment plan in effect as of the date of the underwriting agreement, or (ii) the issuance of shares of common stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in clause (i) above, or upon the exercise of warrants or convertible securities outstanding as of the date of the underwriting agreement, provided that such recipients enter into a lock-up agreement with Wells Fargo Securities, LLC.

Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the public offering date set forward on this prospectus may not, without the prior written consent of Wells Fargo Securities, LLC, (1) offer, sell, sell short, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, for the avoidance of doubt, (i) any shares of our common stock received upon exercise of options or restricted stock units granted to the lock-up parties and (ii) any shares of our common stock acquired by the lock-up parties in connection with this prospectus), (2) enter into any transaction which would, is designed to, or might reasonably be expected to, have the same effect, (3) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or other securities, in cash or otherwise, (4) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or (5) make any demand for or exercise any right with respect to, the registration of any of our common stock, or any security convertible into or exercisable or exchangeable for shares of our common stock.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock: (i) as bona fide gifts or gifts, (ii) to any trust for the direct or indirect benefit of the lock-up party or an immediate family member, (iii) by a partnership to its partners, a limited liability company to its members, or a corporation to its stockholders or a wholly-owned subsidiary, (iv) to affiliates of the lock-up parties or any investment fund or other entity controlled or managed by the lock-up parties, (v) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) by will or intestate succession upon death of the applicable lock-up party, or (vii) to us to satisfy tax withholding obligations associated with the exercise of vesting of equity awards under any equity compensation plans, provided, in each case, that the transferee agrees to be bound in writing by the terms of the lock-up agreement, and subject to certain other conditions.

Wells Fargo Securities, LLC in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed/quoted on the NYSE under the symbol “UTL”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example and without limitation of the foregoing, we have separately engaged Janney Montgomery Scott LLC and Scotia Capital (USA) Inc. as sales agents under an “at the market offering” distribution agreement. The distribution agreement provides that we may issue and sell up to $50,000,000 of common stock through the sales agents acting as sales agents or directly to the sales agents acting as principals, and may also may enter into forward sale agreements, between us and affiliates of each sales agent.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

This document:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any shares. No shares have been offered or will be offered to the public in Switzerland, except that offers of shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a) to any person which is a professional client as defined under the FinSA;

(b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of joint global coordinators/lead manager for any such offer; or

(c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority and published in accordance with the UK Prospectus Regulation, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, as amended.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

VALIDITY OF SECURITIES

The validity of the shares of common stock to be offered hereby will be passed upon for us by Patrick Taylor, our Chief Regulatory Counsel. As of August 5, 2025, Mr. Taylor beneficially owned approximately 3,420 shares of our common stock. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by Dentons US LLP. The underwriters are being represented in connection with this offering by Sullivan & Cromwell LLP.

EXPERTS

The financial statements of Unitil Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, and the effectiveness of Unitil Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at www.sec.gov. Our reports, proxy statements and other information are also available through our Internet site at www.unitil.com. The information contained in our website is not part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus is part of a registration statement that we filed with the SEC on Form S-3. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is complete. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information). The documents we incorporate by reference include the following (other than any information therein that we furnish, rather than file, with the SEC):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 10, 2025, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2025;

•

our Quarterly Report on  Form 10-Q for the period ended March 31, 2025, as filed with the SEC on May 6, 2025, and our Quarterly Report on Form 10-Q for the period ended June 30, 2025, as filed with the SEC on August 4, 2025;

•

our Current Reports on Form 8-K dated January 29, 2025 (filed February 4, 2025), March 31, 2025 (filed  April 4, 2025), April 30, 2025 (filed  May 5, 2025) May 6, 2025 (filed  May 12, 2025), June  3, 2025 (filed June 4, 2025), and July  8, 2025 (filed July 14, 2025); and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on November 3, 2017.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing), by writing, emailing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Email: InvestorRelations@unitil.com

Telephone: (800) 999-6501

http://www.unitil.com

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

PROSPECTUS

Unitil Corporation

Common Stock

By this prospectus, Unitil Corporation, or any selling stockholders, may offer from time to time, in one or more offerings, common stock, at prices and on terms that we will determine at the time of the offering. You should read this prospectus, any prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities. This prospectus describes some of the general terms that may apply to the common stock and the general manner in which such common stock may be offered. We will provide specific terms of the common stock to be sold and the methods by which we will sell such common stock in one or more supplements to this prospectus. The prospectus supplement or free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our securities unless also accompanied by a prospectus supplement.

We or any selling stockholders may offer and sell the common stock directly to you, through agents that we select or through underwriters and dealers that we select. If we use agents, underwriters or dealers to sell the common stock, we will identify them and describe their compensation in a prospectus supplement. We also will set forth the price to the public of our common stock and the net proceeds we or any selling stockholders expect to receive from the sale of such common stock in a prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock by any selling stockholders. In addition, the underwriters may overallot a portion of the common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

Investing in our common stock involves risks. Please see the section entitled Risk Factors beginning on page 8 of this prospectus, as well as in the applicable prospectus supplement, and any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we, or any selling stockholders, may sell the common stock described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common stock that we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and/or any documents incorporated by reference, the document with the most recent date will control. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled Where You Can Find More Information.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we may authorize to be provided to you. No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, agent, or dealer. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is accurate as of its date. Therefore, before you invest in our common stock, you should carefully read this prospectus and any prospectus supplement relating to the common stock offered to you together with the additional information described in the section entitled Where You Can Find More Information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus, the “Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at www.sec.gov. Our reports, proxy statements and other information are also available through our Internet site at www.unitil.com. The information contained in our website is not part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus is part of a registration statement that we filed with the SEC on Form S-3. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is complete. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information). The documents we incorporate by reference include the following (other than any information therein that we furnish, rather than file, with the SEC):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 10, 2025, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on March 28, 2025;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2025, as filed with the SEC on May 6, 2025;

•	our Current Reports on Form 8-K dated January 29, 2025 (filed February 4, 2025), March 31, 2025 (filed April 4, 2025), April 30, 2025 (filed May 5, 2025) and May 6, 2025 (filed May 12, 2025); and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on November 3, 2017.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing) by writing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our beliefs and current expectations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled Risk Factors and the following:

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•

fluctuations in the supply of, demand for, and the prices of, electric and gas energy commodities and transmission and transportation capacity and the Company’s ability to recover energy supply costs in its rates;

•	catastrophic events;

•	customers’ preferred energy sources;

•

cyber-attacks, acts of terrorism, acts of war, severe weather, solar events, electromagnetic events, natural disasters, the age and condition of information technology assets, human error, or other factors could disrupt our operations and cause us to incur unanticipated losses and expense;

•

outsourcing of services to third parties could expose us to substandard quality of service delivery or substandard deliverables, which may result in missed deadlines or other timeliness issues, non-compliance (including with applicable legal requirements and industry standards) or reputational harm, which could negatively affect our results of operations;

•	unforeseen or changing circumstances, which could adversely affect the reduction of Company-wide direct greenhouse gas emissions;

•

our regulatory and legislative environment (including laws and regulations relating to climate change, greenhouse gas emissions and other environmental matters) could affect the rates we are able to charge, our authorized rate of return, our ability to recover costs in our rates, our financial condition, results of operations and cash flows, and the scope of our regulated activities;

•

general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources, and (iii) certain of our counterparty’s obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•

declines in capital markets valuations, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•

our ability to consummate acquisitions or other strategic transactions, to successfully integrate any acquired assets or business, or derive value from strategic transactions and investment, including but not limited to the completed acquisition of Bangor Natural Gas Company, the acquisition of Maine Natural Gas Company, and the acquisitions of Aquarion Water Company of Massachusetts, Inc., Aquarion Water Company of New Hampshire, Inc., and Abenaki Water Co., Inc.;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	employee workforce factors, including the ability to attract and retain key personnel;

•	our ability to retain our existing customers and attract new customers;

•	increased competition; and

•	other presently known or unforeseen factors.

Many of these risks are beyond our control. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

OUR COMPANY

We are a public utility holding company headquartered in Hampton, New Hampshire. The following companies are subsidiaries of Unitil Corporation:

•	Unitil Energy Systems, Inc. (“Unitil Energy”);

•	Fitchburg Gas and Electric Light Company (“Fitchburg”);

•	Northern Utilities, Inc. (“Northern Utilities”);

•	Bangor Natural Gas Company (“Bangor”);

•	Granite State Gas Transmission, Inc. (“Granite State”);

•	Unitil Power Corp. (“Unitil Power”);

•	Unitil Realty Corp. (“Unitil Realty”);

•	Unitil Service Corp. (“Unitil Service”); and

•	Unitil Resources, Inc. (“Unitil Resources”).

Unitil and its subsidiaries are subject to comprehensive regulation by federal and state utility regulatory authorities, including regulation as a holding company system by the Federal Energy Regulatory Commission under the Energy Policy Act of 2005.

Our principal business is the local distribution of electricity and natural gas throughout our service territories in the states of New Hampshire, Maine and Massachusetts. Unitil Corporation is the parent company of four distribution utilities: (i) Unitil Energy, which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord; (ii) Northern Utilities, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England; (iii) Fitchburg, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and (iv) Bangor, which provides natural gas service in the Bangor area of central Maine. Unitil Energy, Fitchburg, Northern Utilities and Bangor are collectively referred to as our “retail distribution utilities.” On January 31, 2025, Unitil Corporation acquired Bangor. Bangor was incorporated under the laws of the State of Maine in 1998.

In addition, Unitil is the parent company of Granite State, an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities in its New Hampshire and Maine service territory. Unitil’s operating revenue is substantially derived from regulated natural gas and electric distribution utility operations.

A sixth utility subsidiary, Unitil Power, formerly functioned as the full requirements wholesale power supply provider for Unitil Energy, but currently has limited business and operating activities. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier for Unitil Energy in 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil has three other wholly owned non-utility subsidiaries: (i) Unitil Service; (ii) Unitil Realty; and (iii) Unitil Resources. Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated Unitil companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire, leases this facility to Unitil Service under a long-term lease arrangement, and owns certain other property. Unitil Resources is our wholly owned non-regulated subsidiary which currently does not have any activity.

Our retail distribution utilities serve approximately 109,400 electric customers and 97,600 natural gas customers in their service territories. Our retail distribution utilities are local “pipes and wires” utility distribution companies and, combined with Granite State, had a combined investment in Net Utility Plant of $1,618.9 million at March 31, 2025. We do not own or operate electric generating facilities or major transmission facilities and substantially all of our utility assets are dedicated to the retail delivery of electricity and natural gas to our customers. Our total operating revenue was approximately $494.8 million in the year ended December 31, 2024 and approximately $170.8 million in the three months ended March 31, 2025, which includes revenue to recover the cost of purchased electricity and natural gas in rates on a fully reconciling basis. As a result of this reconciling rate structure, our earnings are not affected by changes in the cost of purchased electricity and natural gas. Substantially all of our operating revenue is derived from regulated utility operations.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described in our filings with the SEC referred to in the sections entitled Where You Can Find More Information and Incorporation of Certain Documents by Reference, and in the section entitled Cautionary Statement About Forward-Looking Information, as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2024 contains a discussion of significant risks in the section entitled Risk Factors, which could be relevant to your investment in our common stock. Subsequent filings with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, may contain amended and updated discussions of significant risks. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we intend to use the net proceeds that we receive from the sale of the common stock covered by this prospectus for general corporate purposes, including capital contributions to our utility subsidiaries, repayment of debt, acquisitions, capital expenditures and working capital. We will have significant discretion in the use of any net proceeds.

The actual application of proceeds that we receive from the sale of any particular offering of common stock using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any proceeds from the sale of common stock by any selling stockholders.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes general terms that apply to our common stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and By-Laws, as amended. See the section entitled Where You Can Find More Information.

Authorized and Outstanding Shares

Our authorized capital stock consists of 25,000,000 shares of common stock, no par value. As of May 28, 2025, 16,260,238 shares of Unitil Corporation’s common stock were issued and outstanding. Unitil Corporation is not authorized to issue any shares of preferred stock. All of the common stock outstanding is fully paid and nonassessable.

Dividend Rights

Under our Articles of Incorporation, holders of our common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for such purpose. Our dividend policy is reviewed periodically by the Board of Directors. The amount and timing of all dividend payments is subject to the discretion of the Board of Directors, and will depend upon business conditions, results of operations, financial conditions and other factors.

Voting Rights and Cumulative Voting

Holders of our common stock are entitled to one vote per share on all matters requiring approval of holders of our common stock. Holders of our common stock have the exclusive right to vote for the election of directors and for any other purpose or any other subject and to be represented at and to receive notice of any meeting of shareholders.

Holders of our common stock do not have cumulative voting rights.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of our common stock or any of our other securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Transfer Agent and Registrar

Computershare Investor Services serves as the transfer agent and registrar of our common stock.

Board of Directors Classification

Our Board of Directors is divided into three classes, each class to be as nearly equal in number as possible as determined by the Board of Directors, with a minimum of nine directors, and maximum of 15 directors. The terms of the directors in each class will expire in successive years. Directors are elected by ballot for a term of three years. Vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. As of June 3, 2025, we had 11 directors.

Provisions of Our Articles of Incorporation and By-Laws That Could Delay, Defer or Prevent a Change in Control

Certain provisions in our Articles of Incorporation and By-Laws may delay, defer or make more difficult unsolicited acquisitions or changes of control of the Company. We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interest of us and our shareholders.

The provision in our Articles of Incorporation relating to classification of the Board of Directors could have the effect of making it difficult and time-consuming to change majority control of the Board of Directors. Such a change in control could take up to two annual meetings of shareholders to effect. As a result, this provision could limit our vulnerability to an unsolicited proposal to acquire us or our assets. Takeovers which are proposed and effected without prior consultation and negotiation with a board of directors and/or management are not necessarily detrimental to a company and its shareholders. The difficulties, if any, which may exist in effecting a change in control of our Board of Directors could benefit us by protecting the Board of Directors’ ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal.

Our Articles of Incorporation provide that shares of common stock when duly authorized may be issued from time to time for such consideration as may be fixed by the Board of Directors. Under the laws of the State of New Hampshire and our Articles of Incorporation and By-Laws, we can issue additional shares of common stock without further approval of our shareholders; however, the New York Stock Exchange requires that we obtain shareholder approval for certain issuances of common stock in excess of 20% of the amount outstanding prior to the issuance.

Our By-Laws require advance notice for annual and special meetings, which notices are always required to state the purposes for which the meetings are called. Our By-Laws also require advance notice of business proposed by shareholders and nominations of directors by shareholders. In addition, our Board of Directors may make, amend or repeal our By-Laws in whole or in part, except with respect to any provision thereof which by statute or by the Articles of Incorporation requires action by our shareholders.

We are a public utility holding company under the laws of the State of New Hampshire. Section 374:33 of the New Hampshire Revised Statutes provides that no public utility or public utility holding company may directly or indirectly acquire more than 10 percent of the stocks or bonds of another public utility holding company incorporated or doing business in the State of New Hampshire, without the approval of the Public Utilities Commission of New Hampshire.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions or other compensation paid to agents; and

•	any securities exchanges on which the securities may be listed.

We, and our agents, dealers, and underwriters, as applicable, may sell the securities being offered by us from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we or the selling stockholders will execute an underwriting agreement with them regarding the sale of the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement, for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we or the selling stockholders offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so, and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We and the selling stockholders may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Direct Sales and Sales through Agents

We or the selling stockholders may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

FINRA Requirements

If at the time of any offering made under this prospectus a member of FINRA participating in an offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”) or any successor rule thereto, that offering will be conducted in accordance with the relevant provisions of Rule 5121 or such successor rule.

General Information

We or the selling stockholders may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us or the selling stockholders in the ordinary course of their businesses.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the shares of common stock to be sold under this prospectus will be passed upon for us by Patrick Taylor, our Chief Regulatory Counsel. As of May 30, 2025, Mr. Taylor beneficially owned approximately 3,420 shares of our common stock. Certain legal matters with respect to the shares of common stock will be passed upon for any underwriters, dealers or agents, by their own counsel.

EXPERTS

The financial statements of Unitil Corporation as of December 31, 2024 and December 31, 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus, and the effectiveness of Unitil Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEMNIFICATION

We are incorporated under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act and our By-Laws permit or require indemnification of our directors and officers in a variety of circumstances, which may include indemnification with respect to liabilities under the Securities Act. Also, we have purchased insurance permitted by the New Hampshire Business Corporation Act on behalf of our directors, officers, employees and agents which may cover liabilities under the Securities Act.

The SEC has taken the position that indemnifying our directors, officers and controlling persons for liabilities under the Securities Act is against public policy and is, therefore, unenforceable. In addition, according to SEC requirements, we will not make any indemnification payment described above unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

1,393,355 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Wells Fargo Securities	Scotiabank	Janney Montgomery Scott

August 14, 2025